Exhibit 99.1
FOR IMMEDIATE RELEASE
AMERICAN COASTAL INSURANCE CORPORATION REPORTS FINANCIAL RESULTS
FOR ITS FIRST QUARTER ENDED MARCH 31, 2025

Company to Host Quarterly Conference Call at 5:00 P.M. ET on May 8, 2025
The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/Presentations.

St. Petersburg, FL - May 8, 2025: American Coastal Insurance Corporation (Nasdaq: ACIC) ("ACIC" or the "Company"), a property and casualty insurance holding company, today reported its financial results for the first quarter ended March 31, 2025.

($ in thousands, except for per share data)	Three Months Ended
	March 31,
	2025	2024	Change
Gross premiums written	$197,852	$184,601	7.2%
Gross premiums earned	162,101	160,270	1.1
Net premiums earned	68,272	62,631	9.0
Total revenue	72,202	66,598	8.4
Income from continuing operations, net of tax	19,711	23,709	(16.9)
Income (loss) from discontinued operations, net of tax	1,637	(110)	NM
Consolidated net income	$21,348	$23,599	(9.5)

Net income available to ACIC stockholders per diluted share
Continuing Operations	$0.40	$0.48	(16.7)%
Discontinued Operations	0.03	—	100.0%
Total	$0.43	$0.48	(10.4)%

Reconciliation of net income to core income:
Plus: Non-cash amortization of intangible assets	$609	$812	(25.0)%
Less: Income (loss) from discontinued operations, net of tax	1,637	(110)	NM
Less: Net realized gains on investment portfolio	1,382	—	100.0%
Less: Unrealized losses on equity securities	(1,963)	(50)	NM
Less: Net tax impact (1)	250	181	38.1
Core income(2)	20,651	24,390	(15.3)
Core income per diluted share (2)	$0.42	$0.50	(16.0)%

Book value per share	$5.40	$4.27	26.5%
NM = Not Meaningful
(1) In order to reconcile net income to the core income measures, the Company included the tax impact of all adjustments using the 21% federal corporate tax rate.
(2) Core income and core income per diluted share, both of which are measures that are not based on generally accepted accounting principles ("GAAP"), are reconciled above to net income and net income per diluted share, respectively, the most directly comparable GAAP measures. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1
Comments from Chief Executive Officer, B. Bradford Martz:

“We achieved our target combined ratio of 65% and delivered a return on equity over 30% in the first quarter of 2025. Strong account retention and selective new business production combined with our strategy to retain more of our business resulted in net premiums earned increasing 9% and net loss and loss adjustment expenses decreasing slightly compared to the same period last year. The Company remains focused on disciplined underwriting to support sustainable profitability and value creation for our shareholders throughout the cycle.”

Return on Equity and Core Return on Equity

The calculations of the Company's return on equity and core return on equity are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2025	2024
Income from continuing operations, net of tax	$19,711	$23,709
Return on equity based on GAAP income from continuing operations, net of tax (1)	32.7%	68.0%

Income (loss) from discontinued operations, net of tax	$1,637	$(110)
Return on equity based on GAAP income (loss) from discontinued operations, net of tax (1)	2.7%	(0.3)%

Consolidated net income	$21,348	$23,599
Return on equity based on GAAP net income (1)	35.4%	67.7%

Core income	$20,651	$24,390
Core return on equity (1)(2)	34.2%	70.0%
(1) Return on equity for the three months ended March 31, 2025 and 2024 is calculated on an annualized basis by dividing the net income or core income for the period by the average stockholders' equity for the trailing twelve months.
(2) Core return on equity, a measure that is not based on GAAP, is calculated based on core income, which is reconciled on the first page of this press release to net income, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1
Combined Ratio and Underlying Ratio

The calculations of the Company's combined ratio and underlying combined ratio are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2025	2024	Change
Consolidated
Loss ratio, net(1)	16.7%	19.9%	(3.2)	pts
Expense ratio, net(2)	48.3%	33.3%	15.0	pts
Combined ratio (CR)(3)	65.0%	53.2%	11.8	pts
Effect of current year catastrophe losses on CR	—%	0.3%	(0.3)	pts
Effect of prior year (favorable) unfavorable development on CR	(3.2)%	—%	(3.2)	pts
Underlying combined ratio(4)	68.2%	52.9%	15.3	pts
(1) Loss ratio, net is calculated as losses and loss adjustment expenses ("LAE"), net of losses ceded to reinsurers, relative to net premiums earned.
(2) Expense ratio, net is calculated as the sum of all operating expenses, less interest expense relative to net premiums earned.
(3) Combined ratio is the sum of the loss ratio, net and expense ratio, net.
(4) Underlying combined ratio, a measure that is not based on GAAP, is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Combined Ratio Analysis

The calculations of the Company's loss ratios and underlying loss ratios are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2025	2024	Change
Loss and LAE	$11,389	$12,474	$(1,085)
% of Gross earned premiums	7.0%	7.8%	(0.8)	pts
% of Net earned premiums	16.7%	19.9%	(3.2)	pts
Less:
Current year catastrophe losses	$—	$211	$(211)
Prior year reserve (favorable) unfavorable development	(2,194)	24	(2,218)
Underlying loss and LAE (1)	$13,583	$12,239	$1,344
% of Gross earned premiums	8.4%	7.6%	0.8	pts
% of Net earned premiums	19.9%	19.6%	0.3	pts
(1) Underlying loss and LAE is a non-GAAP financial measure and is reconciled above to loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section, below.

The calculations of the Company's expense ratios are shown below.

($ in thousands)	Three Months Ended
	March 31,
	2025	2024	Change
Policy acquisition costs	$23,466	$9,595	$13,871
General and administrative	9,506	11,252	(1,746)
Total Operating Expenses	$32,972	$20,847	$12,125
% of Gross earned premiums	20.3%	13.0%	7.3	pts
% of Net earned premiums	48.3%	33.3%	15.0	pts

Exhibit 99.1
Quarter to Date Financial Results
Net income attributable to the Company for the quarter ended March 31, 2025 was $21.3 million, or $0.43 per diluted share, compared to net income of $23.6 million, or $0.48 per diluted share, for the quarter ended March 31, 2024. Drivers of net income during the first quarter of 2025 included increased gross premiums earned and decreased ceded premiums earned, driving an overall increase in revenues. This increase in revenue was offset by increased policy acquisition costs quarter-over-quarter, partially offset by decreased losses and LAE incurred and general and administrative expenses. During the first quarter of 2025, the Company's net income attributable to discontinued operations was $1.6 million, compared to a net loss of $110 thousand attributable to discontinued operations during the first quarter of 2024.

The Company's total gross written premium increased by $13.3 million, or 7.2%, to $197.9 million for the quarter ended March 31, 2025, from $184.6 million for the quarter ended March 31, 2024. The breakdown of the quarter-over-quarter changes in both direct written and assumed premiums are shown in the table below.

($ in thousands)	Three Months Ended March 31,
	2025	2024	Change $	Change %
Direct Written and Assumed Premium
Direct premium	$197,902	$184,601	$13,301	7.2%
Assumed premium (1)	(50)	—	(50)	100.0
Total commercial property gross written premium	$197,852	$184,601	$13,251	7.2%
(1) Assumed premium written for 2025 primarily included commercial property business assumed from unaffiliated insurers subsequently cancelled.

Loss and LAE decreased by $1.1 million, or 8.8%, to $11.4 million for the quarter ended March 31, 2025, from $12.5 million for the quarter ended March 31, 2024. Loss and LAE expense as a percentage of net earned premiums decreased 3.2 points to 16.7% for the quarter ended March 31, 2025, compared to 19.9% for the quarter ended March 31, 2024. Excluding catastrophe losses and reserve development, the Company's gross underlying loss and LAE ratio for the quarter ended March 31, 2025, would have been 8.4%, an increase of 0.8 points from 7.6% for the quarter ended March 31, 2024.

Policy acquisition costs increased by $13.9 million, or 144.8%, to $23.5 million for the quarter ended March 31, 2025, from $9.6 million for the quarter ended March 31, 2024, primarily due to a decrease in ceding commission income as the result of the Company's decrease in quota share reinsurance coverage from 40% to 20%, effective June 1, 2024. External management fees also increased as a result of a one percent increase in the management fee agreed to in our contract renewal with AmRisc in 2024 and the increase in direct written premiums shown above.

General and administrative expenses decreased by $1.8 million, or 15.9%, to $9.5 million for the quarter ended March 31, 2025, from $11.3 million for the quarter ended March 31, 2024, driven by a non-recurring employee retention tax credit refund submitted to the Internal Revenue Service in 2022 and received during the first quarter of 2025. This non-recurring refund was previously disclosed in our Annual Report on Form 10-K, filed on March 10, 2025 as a gain contingency. In addition, external spending for audit, actuarial and legal services decreased quarter-over-quarter.

Reinsurance Costs as a Percentage of Gross Earned Premium

Reinsurance costs as a percentage of gross earned premium in the first quarter of 2025 and 2024 were as follows:

	2025	2024
Non-at-Risk	(0.3)%	(0.2)%
Quota Share	(16.2)%	(31.5)%
All Other	(41.4)%	(29.3)%
Total Ceding Ratio	(57.9)%	(61.0)%

Exhibit 99.1
Ceded premiums earned related to the Company's catastrophe excess of loss contracts increased year-over-year, driven by a decrease in quota share reinsurance coverage from 40% to 20% effective June 1, 2024, which then required additional excess-of-loss coverage to be purchased by the Company. This decrease in quota share reinsurance coverage lowered the Company's overall ceding ratio, as replacement excess of loss coverage was more cost effective than the 20% quota share contract that was not renewed.

Investment Portfolio Highlights

The Company's cash, restricted cash and investment holdings increased from $540.8 million at December 31, 2024, to $568.8 million at March 31, 2025. This increase was driven by positive cash flows from operations. The Company's cash and investment holdings consist of investments in U.S. government and agency securities, corporate debt and investment grade money market instruments. Fixed maturities represented approximately 84.3% of total investments at March 31, 2025, compared to 82.3% of total investments at December 31, 2024. The Company's fixed maturity investments had a modified duration of 2.0 years at March 31, 2025, compared to 2.2 years at December 31, 2024.

Book Value Analysis

Book value per common share increased 10.4% from $4.89 at December 31, 2024, to $5.40 at March 31, 2025. Underlying book value per common share increased 8.8% from $5.21 at December 31, 2024, to $5.67 at March 31, 2025. An increase in the Company's retained earnings as a result of net income for the quarter ended March 31, 2025, drove the increase in the Company's book value per share. As shown in the table below, removing the effect of Accumulated Other Comprehensive Income ("AOCI"), caused by capital market conditions, increases the Company's book value per common share at March 31, 2025.

($ in thousands, except for share and per share data)	March 31, 2025	December 31, 2024

Book Value per Share
Numerator:
Common stockholders' equity	$260,880	$235,660
Denominator:
Total Shares Outstanding	48,308,466	48,204,962
Book Value Per Common Share	$5.40	$4.89

Book Value per Share, Excluding the Impact of AOCI
Numerator:
Common stockholders' equity	$260,880	$235,660
Less: Accumulated other comprehensive loss	(12,836)	(15,666)
Stockholders' Equity, excluding AOCI	$273,716	$251,326
Denominator:
Total Shares Outstanding	48,308,466	48,204,962
Underlying Book Value Per Common Share(1)	$5.67	$5.21
(1) Underlying book value per common share is a non-GAAP financial measure and is reconciled above to book value per common share, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release can be found in the "Definitions of Non-GAAP Measures" section below.

Exhibit 99.1

Conference Call Details

Date and Time:    May 8, 2025 - 5:00 P.M. ET

Participant Dial-In:    (United States): 877-445-9755
    (International): 201-493-6744

Webcast:    To listen to the live webcast, please go to https://investors.amcoastal.com and click on the conference call link at the top of the page or go to: https://event.webcasts.com/starthere.jsp?ei=1714251&&tp_key=72a100c363

An archive of the webcast will be available for a limited period of time thereafter.

Presentation:     The information in this press release should be read in conjunction with an earnings presentation that is available on the Company's website at investors.amcoastal.com/Presentations.

About American Coastal Insurance Corporation

American Coastal Insurance Corporation (amcoastal.com) is the holding company of the insurance carrier, American Coastal Insurance Company, which was founded in 2007 for the purpose of insuring Condominium and Homeowner Association properties, and Apartments in the state of Florida. American Coastal Insurance Company has an exclusive partnership for distribution of Condominium Association properties in the state of Florida with AmRisc Group (amriscgroup.com), one of the largest Managing General Agents in the country specializing in hurricane-exposed properties. American Coastal Insurance Company has earned a Financial Stability Rating of “A”, "Exceptional" from Demotech, and maintains an “A-” insurance financial strength rating with a Stable outlook by Kroll. ACIC maintains a ‘BB+’ issuer rating with a Stable outlook by Kroll.

Contact Information:
Alexander Baty
Vice President, Finance & Investor Relations, American Coastal Insurance Corp.
investorrelations@amcoastal.com
(727) 425-8076

Karin Daly
Investor Relations, Vice President, The Equity Group
kdaly@equityny.com
(212) 836-9623

Exhibit 99.1
Definitions of Non-GAAP Measures

The Company believes that investors' understanding of ACIC's performance is enhanced by the Company's disclosure of the following non-GAAP measures. The Company's methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Net income (loss) excluding the effects of amortization of intangible assets, income (loss) from discontinued operations, realized gains (losses) and unrealized gains (losses) on equity securities, net of tax (core income (loss)) is a non-GAAP measure that is computed by adding amortization, net of tax, to net income (loss) and subtracting income (loss) from discontinued operations, net of tax, realized gains (losses) on the Company's investment portfolio, net of tax, and unrealized gains (losses) on the Company's equity securities, net of tax, from net income (loss). Amortization expense is related to the amortization of intangible assets acquired, including goodwill, through mergers and, therefore, the expense does not arise through normal operations. Investment portfolio gains (losses) and unrealized equity security gains (losses) vary independent of the Company's operations. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net income (loss). The core income (loss) measure should not be considered a substitute for net income (loss) and does not reflect the overall profitability of the Company's business.

Core return on equity is a non-GAAP ratio calculated using non-GAAP measures. It is calculated by dividing the core income (loss) for the period by the average stockholders’ equity for the trailing twelve months (or one quarter of such average, in the case of quarterly periods). Core income (loss) is an after-tax non-GAAP measure that is calculated by excluding from net income (loss) the effect of income (loss) from discontinued operations, net of tax, non-cash amortization of intangible assets, including goodwill, unrealized gains or losses on the Company's equity security investments and net realized gains or losses on the Company's investment portfolio. In the opinion of the Company’s management, core income (loss), core income (loss) per share and core return on equity are meaningful indicators to investors of the Company's underwriting and operating results, since the excluded items are not necessarily indicative of operating trends. Internally, the Company’s management uses core income (loss), core income (loss) per share and core return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis. The most directly comparable GAAP measure is return on equity. The core return on equity measure should not be considered a substitute for return on equity and does not reflect the overall profitability of the Company's business.

Combined ratio excluding the effects of current year catastrophe losses and prior year reserve development (underlying combined ratio) is a non-GAAP measure, that is computed by subtracting the effect of current year catastrophe losses and prior year development from the combined ratio. The Company believes that this ratio is useful to investors, and it is used by management to highlight the trends in the Company's business that may be obscured by current year catastrophe losses and prior year development. Current year catastrophe losses cause the Company's loss trends to vary significantly between periods as a result of their frequency of occurrence and severity and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of the Company's business.

Net loss and LAE excluding the effects of current year catastrophe losses and prior year reserve development (underlying loss and LAE) is a non-GAAP measure that is computed by subtracting the effect of current year catastrophe losses and prior year reserve development from net loss and LAE. The Company uses underlying loss and LAE figures to analyze the Company's loss trends that may be impacted by current year catastrophe losses and prior year development on the Company's reserves. As discussed previously, these two items can have a significant impact on the Company's loss trends in a given period. The Company believes it is useful for investors to evaluate these components both separately and in the aggregate when reviewing the Company's performance. The most directly comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net loss and LAE and does not reflect the overall profitability of the Company's business.

Book value per common share, excluding the impact of accumulated other comprehensive loss (underlying book value per common share), is a non-GAAP measure that is computed by dividing common stockholders' equity after excluding accumulated other comprehensive income (loss), by total common shares outstanding plus

Exhibit 99.1
dilutive potential common shares outstanding. The Company uses the trend in book value per common share, excluding the impact of accumulated other comprehensive income (loss), in conjunction with book value per common share to identify and analyze the change in net worth attributable to management efforts between periods. The Company believes this non-GAAP measure is useful to investors because it eliminates the effect of interest rates that can fluctuate significantly from period to period and are generally driven by economic and financial factors that are not influenced by management. Book value per common share is the most directly comparable GAAP measure. Book value per common share, excluding the impact of accumulated other comprehensive income (loss), should not be considered a substitute for book value per common share and does not reflect the recorded net worth of the Company's business.

Discontinued Operations

On May 9, 2024, the Company entered into the Sale Agreement with Forza Insurance Holdings, LLC ("Forza") in which ACIC agreed to sell and Forza agreed to acquire 100% of the issued and outstanding stock of the Company's subsidiary, Interboro Insurance Company ("IIC"). Forza's application to acquire IIC was approved by the New York Department of Financial Services on February 13, 2025 and closed on April 1, 2025. The Company received cash proceeds totaling approximately $26,500,000 from the sale. We do not anticipate that the gain or loss from the deconsolidation of IIC will be material to the financial statements.

Forward-Looking Statements

Statements made in this press release, or on the conference call identified above, and otherwise, that are not historical facts are “forward-looking statements”. The Company believes these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions, or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those expressed in, or implied by, the forward-looking statements. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words such as “may,” “will,” “expect,” "endeavor," "project," “believe,” "plan," “anticipate,” “intend,” “could,” “would,” “estimate” or “continue” or the negative variations thereof or comparable terminology. Factors that could cause actual results to differ materially may be found in the Company's filings with the U.S. Securities and Exchange Commission, in the “Risk Factors” section in the Company's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date on which they are made, and, except as required by applicable law, the Company undertakes no obligation to update or revise any forward-looking statements.

Exhibit 99.1
Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended
	March 31,
	2025	2024
REVENUE:
Gross premiums written	$197,852	$184,601
Change in gross unearned premiums	(35,751)	(24,331)
Gross premiums earned	162,101	160,270
Ceded premiums earned	(93,829)	(97,639)
Net premiums earned	68,272	62,631
Net investment income	4,511	4,017
Net realized investment gains	1,382	—
Net unrealized losses on equity securities	(1,963)	(50)
Total revenues	$72,202	$66,598
EXPENSES:
Losses and loss adjustment expenses	11,389	12,474
Policy acquisition costs	23,466	9,595
General and administrative expenses	9,506	11,252
Interest expense	2,717	2,719
Total expenses	47,078	36,040
Income before other income	25,124	30,558
Other income	1,070	810
Income before income taxes	26,194	31,368
Provision for income taxes	6,483	7,659
Income from continuing operations, net of tax	$19,711	$23,709
Income (loss) from discontinued operations, net of tax	1,637	(110)
Net income	$21,348	$23,599
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gains (losses) on investments	4,212	(198)
Reclassification adjustment for net realized investment gains	(1,382)	—
Total comprehensive income	$24,178	$23,401

Weighted average shares outstanding
Basic	48,135,231	47,323,356
Diluted	49,564,721	48,969,550

Earnings available to ACIC common stockholders per share
Basic
Continuing operations	$0.41	$0.50
Discontinued operations	0.03	—
Total	$0.44	$0.50
Diluted
Continuing operations	$0.40	$0.48
Discontinued operations	0.03	—
Total	$0.43	$0.48

Dividends declared per share	$—	$—

Exhibit 99.1
Consolidated Balance Sheets
In thousands, except share amounts

	March 31, 2025	December 31, 2024
ASSETS
Investments, at fair value:
Fixed maturities, available-for-sale	$282,960	$281,001
Equity securities	29,210	36,794
Other investments	23,617	23,623
Total investments	$335,787	$341,418
Cash and cash equivalents	167,155	137,036
Restricted cash	65,885	62,357
Accrued investment income	2,990	2,964
Property and equipment, net	4,803	5,736
Premiums receivable, net	61,749	46,564
Reinsurance recoverable on paid and unpaid losses	202,391	263,419
Ceded unearned premiums	121,138	160,893
Goodwill	59,476	59,476
Deferred policy acquisition costs	46,342	40,282
Intangible assets, net	5,299	5,908
Other assets	12,147	16,816
Assets held for sale	74,484	73,243
Total Assets	$1,159,646	$1,216,112
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$256,289	$322,087
Unearned premiums	321,105	285,354
Reinsurance payable on premiums	53,761	83,130
Accounts payable and accrued expenses	65,883	86,140
Operating lease liability	3,302	3,323
Notes payable, net	149,104	149,020
Other liabilities	986	1,456
Liabilities held for sale	48,336	49,942
Total Liabilities	$898,766	$980,452
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 48,520,549 and 48,417,045 issued, respectively; 48,308,466 and 48,204,962 outstanding, respectively	5	5
Additional paid-in capital	437,566	436,524
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive loss	(12,836)	(15,666)
Retained earnings (deficit)	(163,424)	(184,772)
Total Stockholders' Equity	$260,880	$235,660
Total Liabilities and Stockholders' Equity	$1,159,646	$1,216,112